EXHIBIT 99
                                   ----------


                              FOR IMMEDIATE RELEASE

                     SVB Financial Services, Inc. Announces
                    Record Quarter and Year To Date Earnings



Somerville, NJ...July 15, 2003 Robert P. Corcoran, President and CEO of SVB Financial Services, Inc., the parent holding company of Somerset Valley Bank, announced record second quarter and year to date earnings.

     Net income for the three months ended June 30, 2003 was $742,000, an increase of $93,000 or 14% from second quarter of 2002. This net income represents basic and diluted earnings per share of $.20 in 2003 as compared to $.18 per share on a basic and diluted basis in 2002.

     On a year to date basis net income was $1,348,000, an increase of $221,000 or 20% from 2002. This net income represents basic earnings per share of $.37 and diluted earnings per share of $.36 compared to basic and diluted earnings per share of $.31 in 2002.

     Net interest income increased $296,000 or 9% over last year, for the quarter and $781,000 or 12% on a year to date basis and was the primary reason for the improvement in net income. The net interest margin was 3.80% for the first six months of 2003 compared with 3.78% for 2002. Corcoran commented, "We consider the maintenance of our net interest margin to be a significant accomplishment considering that interest rates are at 40-year lows."

     Non interest income also showed significant improvement over last year increasing $81,000 or 18% for the quarter and $219,000 or 26% on a year to date basis. Gains on the sale of loans and securities and increases in the cash surrender value of bank owned life insurance accounted for most of the increase. Corcoran pointed out that since June of 2002 the Company has been strengthening its ability to offer products such as insurance, annuities and mutual funds. "We are beginning to see our efforts come to fruition. We realized $86,000 in revenue during the first six months of this year and we believe this is only the beginning. These products will become a major augmentation to our traditional sources of revenue."

     Non interest expense growth of $726,000 or 14% for the first six months of 2003 partially offset the increases in revenue. The Company opened its Warren office since the first half of 2002 and has added support staff in various areas as a result of the significant asset growth. Marketing expenses have also increased as the Company introduced its Preferred and Premier deposit relationship products.





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     Total assets increased by $51 million or 14% since June 30, 2002 with 57%
of that growth taking place in the loan portfolio. Deposits grew $39 million or 12% over the same period and were augmented by increases in Federal Home Loan Bank advances of $9 million.

     Asset quality remained strong with no loans past due 90 days and still accruing, and non accrual loans representing only .42% of total loans. The allowance for loan losses is 1.04% of total loans compared to .98% last year. Net charge offs were $66,000 in 2003 compared with $145,000 for the same period last year.
     Somerset Valley Bank has locations in Somerville, Hillsborough, Bridgewater, Manville, the Arbor Glen retirement facility, Bernards Township, Warren Township, Aberdeen Township in Monmouth County and Edison in Middlesex County. The Bank recently received regulatory approval to open its eleventh location in Metuchen in Middlesex County and its twelfth location in Flemington in Hunterdon County. As of June 30, 2002, Somerset Valley Bank was ranked sixth of twenty-five banks in Somerset County in terms of deposits with 6.41% of the market.

     SVB Financial Services, Inc. is traded on the NASDAQ National Market under the trading symbol SVBF and can be accessed via the Internet at www.somersetvalleybank.com.

     The foregoing contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are not historical facts and include expressions about management's confidence and strategies and management's expectations about new and existing programs and products, relationships, opportunities, technology and market conditions. These statements may be identified by an "asterisk" (*) or may use such forward-looking terminology as "expect", " look", " believe", " anticipate", " may", " will", or similar statements or variations of such terms or otherwise express views concerning trends and the future. Such forward-looking statements involve certain risks and uncertainties. These include, but are not limited to, the direction of interest rates, continued levels of loan quality and origination volume, continued relationships with major customers including sources for loans, as well as the effects of economic conditions and legal and regulatory barriers and structure, including those relating to the deregulation of the financial services industry. Actual results may differ materially from such forward-looking statements. SVB Financial Services, Inc. assumes no obligation for updating any such forward-looking statement at any time.